Exhibit 99.1

FOR IMMEDIATE RELEASE
May 27, 2010

REHABCARE SENIOR VICE PRESIDENT KEVIN GROSS
ANNOUNCES RESIGNATION

ST. LOUIS, MO, May 27, 2010, RehabCare Group, Inc. (NYSE: RHB) has announced that Kevin Gross, Senior Vice President of Hospital Operations, will resign from the Company, effective June 4, 2010.  Mr. Gross has accepted the position of President of the Oklahoma Division of Ardent Health Services, a role he held prior to his tenures at Universal Health Services and RehabCare.  He has led RehabCare’s Hospital division since July 2008.
In making the announcement, John H. Short, RehabCare President and Chief Executive Officer, said, “We very much regret Kevin’s departure.  He has provided excellent leadership for our hospital operations over the last two years, developing a strong management team, orchestrating operational improvements, organizing quality initiatives and helping set strategic direction for long-term growth.  Under Kevin’s oversight, our integration of Triumph HealthCare is ahead of schedule and the division is poised for significant profitability.”
Brock Hardaway, currently Triumph President and Chief Operating Officer, has been promoted to RehabCare Executive Vice President, assuming leadership of the Hospital division and reporting directly to Mr. Short, effective immediately.  Mr. Hardaway joined Triumph HealthCare in 2005 and was appointed to manage the combined company’s long-term acute care hospital portfolio following RehabCare’s merger with Triumph in November 2009.  He will oversee division operations from Triumph headquarters in Houston, Texas.
“I have every confidence in Brock’s ability to deliver on our expected results this year and to continue to build a premier hospital organization serving the needs of long-term acute care and rehabilitation patients,” said Mr. Short.
Established in 1982, RehabCare (www.rehabcare.com), a St. Louis-based company, is a leading national provider of post-acute services, managing rehabilitation programs in partnership with over 1,270 hospitals and skilled nursing facilities in 41 states and owning and operating 34 long-term acute care and rehabilitation hospitals.  RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

CONTACT: RehabCare Group, Inc.
Press: Donna Lee, Office of the CEO
(314) 863-7422

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